Exhibit 99.1

NEWS RELEASE

CONTACT: James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Welcomes Two New Members to Board of Directors

CORTLAND, Ohio – December 29, 2015 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today announced the appointment of two new members to the Board of Directors of both the Company and the Bank. The appointments are effective January 1, 2016.

J. Martin Erbaugh will be filling a vacancy in the class of directors whose term expires in 2018. Thomas P. Perciak was appointed as a new director to the class of directors whose term will expire at the 2016 Annual Meeting.

Mr. Erbaugh, 67, has been the President of JM Erbaugh Co., a private investment firm focusing on real estate development and service oriented start-ups. From 1978 to 1995, Mr. Erbaugh was the founder and Chief Executive Officer of Lawnmark, which served over 100,000 customers with 18 offices in 6 states. Prior to that, he served as Director of Legal Affairs of Kent State University and was a General Manager of the Davey Tree Expert Company, currently serving as its Senior Advisor for Business Growth. Mr. Erbaugh was a founder and director of Morgan Bank, N.A. and Morgan Bancorp, Inc., Hudson, Ohio, from 1990 to 2007, and served as Chairman of the Board from 2002 to 2007. He also served as a Trustee of the Burton D. Morgan Foundation since 1990 and is currently its Vice President.

Mr. Perciak, 68, has been the mayor of Strongsville, Ohio since 2004. From 1999 to 2004, Mr. Perciak was the Executive Vice President of Fifth Third Bank, Northeastern Ohio. Mr. Perciak was President and CEO of Emerald Financial Corp., the NASDAQ-traded, SEC-registered thrift holding company of The Strongsville Savings Bank, from the inception of Emerald Financial Corp. in January, 1995 through August, 1999 when Fifth Third Bancorp, Cincinnati, Ohio acquired Emerald Financial Corporation. During a twenty year tenure as the principal executive officer, Mr. Perciak led The Strongsville Savings Bank from a two office savings institution to a retail savings bank that had 16 banking offices in high growth suburban locations throughout Cuyahoga County, Lorain County, and Medina County, Ohio. For two decades, Mr. Perciak received awards from the Homebuilders Association of Greater Cleveland in recognition of excellence in construction lending to builders and developers of residential real estate in Northeastern Ohio.

Mr. Perciak is the retired Chairman of the Southwest Health Center Foundation Board, a 358-bed hospital located in Middleburg Heights, Ohio. Mr. Perciak currently serves on the board of financial advisers to the Cleveland Catholic Diocese.

The Company’s Board of Directors appointed Mr. Erbaugh and Mr. Perciak in consideration of their extensive banking experience as executives and as directors in the banking industry as well as for community leadership and economic and business development abilities in Cleveland area suburbs, markets the Company has targeted for continued growth.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two financial services centers, in Beachwood and Fairlawn, Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.